EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the use in this Registration Statement on Form S-4 of Kronos International, Inc. of our report dated March 28, 2006 relating to the consolidated financial statements of Kronos Denmark ApS, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Dallas, Texas
June 6, 2006